Exhibit 5.1

WILSON SONSINI GOODRICH & ROSATI
Professional Corporation
650 Page Mill Road
Palo Alto, CA 94304
(650) 493-9300

May 19, 2005

Intevac, Inc.
3560 Bassett Street
Santa Clara, California 95054

     Re: Registration Statement on Form S-3

Ladies and Gentlemen:

     At your request, we have examined the Registration Statement on Form S-3 to be filed by Intevac, Inc., a California corporation (the “Company”), with the Securities and Exchange Commission on or about May 19, 2005 (the “Registration Statement”) in connection with the registration under the Securities Act of 1933, as amended (the “Act”), of a total of 2,000,000 shares of the Company’s common stock (the “Shares”), which may be offered for sale by the selling stockholders named therein to the public as described in the Registration Statement. As legal counsel for the Company, we have examined instruments, documents, certificates and records that we deem relevant and necessary for the basis of our opinion hereinafter expressed.

     It is our opinion that, upon completion of the proceedings being taken or contemplated by us, as the Company’s counsel, the Shares, when issued and sold in the manner described in the Registration Statement, in accordance with the resolutions adopted by the Board of Directors of the Company and in accordance with the applicable agreements and charter documents of the Company, will be legally and validly issued, fully paid and nonassessable.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, including the prospectus constituting a part thereof, and further consent to the use of our name wherever it appears in the Registration Statement and any amendments thereto.

Very truly yours,

WILSON SONSINI GOODRICH & ROSATI
Professional Corporation

/s/ Wilson Sonsini Goodrich & Rosati